Exhibit 99.1

For Release: August 4, 2011	Contact:	Wesley B. Wampler
**Teleconference**		Director, Investor Relations
August 5, 2011, 10:00 A.M. (ET)		Phone: 540-949-3447
Domestic dial in number: 1-877-317-6789		Email: wamplerwes@ntelos.com
International dial in number: 1 412-317-6789
Canada dial in number: 1-866-605-3852
Replay number: 1-877-344-7529
International replay number: 1-412-317-0088
Confirmation ID: 10002870
Audio webcast: http://ir.ntelos.com/

NTELOS Holdings Corp. Reports Second Quarter 2011

Operating Results

Company Reports Net Income of $12.8 Million

High-Bandwidth Data Products Introduced Into Twenty-Three New Wireline Markets

Wireless Postpay Subscriber Net Additions Turn Positive

WAYNESBORO, VA – August 4, 2011 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in seven Mid-Atlantic states today announced operating results for its second quarter of 2011.

Operating highlights include:

•	Wireless postpay gross additions for second quarter 2011 up 8% from second quarter 2010

•	Smartphone and data card sales represented 74% of wireless postpay gross additions for the quarter

•	Wireless Sprint wholesale revenues for second quarter 2011 were $32.7 million, a quarterly record

•	Wireline Metro E and IP-based services expanded into 23 new market areas facilitated by FiberNet integration

•	Consolidated adjusted EBITDA (a non-GAAP measure) for second quarter 2011 of $60.1 million

“Our postpay subscriber gross additions showed solid growth through second quarter and are up 8% from second quarter last year, reflecting continued successes in our distribution and promotional strategies,” said James A. Hyde, CEO of NTELOS Holdings Corp. “This sales strength combined with involuntary churn stability drove postpay net additions positive. Growth in data revenues continued with postpay data ARPU achieving a new high at $16.36 and Smartphone sales remained robust, representing 64% of postpay gross additions for second quarter.”

Recent Developments

Separation Update: The Company has filed applications seeking approval of the pending wireline separation with all material regulatory agencies and recently received approvals from the West Virginia and Pennsylvania Public Service Commissions, in addition to other states, and the Virginia State Corporation Commission. Completion of the regulatory processes with the Private Letter Ruling from the IRS confirming that the separation will qualify for tax free treatment is expected by the end of August, 2011. The initial Form 10 filing with the SEC was made on May 16, 2011 and the first amendment was filed on July 13, 2011. Preliminary work to place a new senior credit facility for the wireline company has commenced.

Executive Update: On August 1, 2011, the Company announced the appointment of Michael B. Moneymaker, the Company’s current Executive Vice President, Chief Financial Officer, Treasurer and Secretary, as President and Chief Financial Officer of the Company’s wireline business, effective upon the separation of the wireline operations. Mr. Moneymaker would then serve on the wireline business’s board of directors. Also, the Board of Directors intends for Mr. Moneymaker to succeed James A. Hyde as the Chief Executive Officer of the wireline business following a transition period, and that Mr. Hyde would continue to serve on the wireline business’s board of directors. The Company further announced the appointment of Stebbins B. Chandor, Jr., as Executive Vice President of NTELOS. Mr. Chandor will succeed Mr. Moneymaker as the Company’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary upon the effective date of the separation.

Declaration of Dividend: On August 2, 2011, the Board of Directors of NTELOS Holdings Corp. declared a quarterly cash dividend on its common stock in the amount of $0.28 per share to be paid on October 12, 2011 to stockholders of record on September 15, 2011.

FiberNet Integration: With personnel integration and initial billing system conversions completed last quarter, recent activities have focused upon expense efficiencies through network grooming initiatives and the virtual integration of customer care functions, all of which are on schedule. The estimated year-end run-rate for annualized expense synergies of $7 million to $9 million remains appropriate. Revenue losses from anticipated churn of legacy lower-margin voice products have stabilized and are diminishing.

Business Segment Highlights

Wireless

•

Wireless operating revenues for the second quarter 2011 were $104.3 million, up 5% from second quarter 2010 due to a $5.6 million increase in Sprint wholesale revenues. Subscriber revenues were $63.8 million compared to $66.4 million in second quarter 2010 due to a $3.1 million decline in prepay subscriber revenues. Reflecting these subscriber revenue losses, adjusted EBITDA for Wireless was $35.9 million for the second quarter 2011 compared to $38.4 million for second quarter 2010.

•

Revenues from the Sprint wholesale agreement were $32.7 million for second quarter 2011, up 21% from second quarter 2010. Excluding support from the contracted minimums in the prior year, revenues from Sprint wholesale were up 33% in second quarter 2011, from $24.5 million of calculated revenue underlying the minimums for second quarter 2010.

•

Sales of smartphones represented 64% of postpay gross additions for second quarter 2011, compared to 17% in second quarter 2010; sales of smartphones and data cards combined represented 74% of postpay gross additions. Additionally, more than 10,000 postpay devices were upgraded to smartphones during second quarter 2011. These costs are fully reflected in the quarter, while revenues will benefit future periods. At June 30, 2011, smartphone and data card penetration of the postpay subscriber base was 29% compared to 17% at June 30, 2010.

•

Retail wireless subscribers were 424,796 at June 30, 2011. Second quarter 2011 total subscriber churn was 3.3%, a 27 basis-point improvement from the previous quarter. Wireless postpay subscribers were 302,025 at quarter end with postpay gross subscriber additions for second quarter 2011 of 17,920, up 8% from second quarter 2010. Postpay sales through Company managed stores recently relocated or retrofitted continued to show strong year over year sales gains and increased promotional efforts helped to drive improvements in gross additions. Porting results improved sequentially by approximately 1,850 units, or 71%, in second quarter 2011, compared to the previous quarter and the June porting total was net positive, the first positive month since July, 2007.

•

Prepay gross subscriber additions were 19,193, up 14% from 16,825 in second quarter 2011. Effectively all of this quarterly increase occurred in June following the introduction of a $45 per month, all-inclusive rate plan which eliminated a competitive pricing disadvantage and through anticipated churn reductions potentially enhances lifetime revenues.

•

Postpay ARPU was $56.90 for the second quarter of 2011, up 1% from an ARPU of $56.35 in the same quarter last year. Postpay data ARPU continued solid growth in the second quarter, increasing $3.13, or 24%, from $13.23 in second quarter 2010 to $16.36. Sequentially, postpay data ARPU was up 6%, or $0.91, compared to first quarter 2011.

“Continued strength of postpay gross additions, the growing percentage of smartphones and data cards in the base, now nearly 30%, and stability in involuntary churn are all positive indicators for wireless,” said Hyde. “For prepay, the immediate sales success of the new all-inclusive rate plan is most encouraging as is the longer-range potential. We remain confident in ongoing improvements in wireless subscriber and financial results.”

Wireline

•

Wireline operating revenues for the second quarter 2011 were $50.2 million compared to $32.6 million for second quarter 2010, reflecting contributions of FiberNet results. Adjusted EBITDA for Wireline was $25.2 million for the second quarter 2011, compared to $18.8 million in second quarter 2010, also reflective of FiberNet results.

•

Competitive Wireline: Representing 74% of total wireline revenues, Competitive revenues for second quarter 2011 were $37.2 million, compared to $19.2 million in second quarter 2010. Proforma for the FiberNet acquisition and before intercompany wireless eliminations, Competitive revenues were $38.5 million and $76.9 million for the second quarter and the first six months of 2011, respectively, compared to $38.6 million and $77.3 million for the same periods last year, respectively. On a proforma basis, revenues from Enterprise Data Services and wholesale for second quarter 2011 increased $1.8 million, or 12%, over second quarter 2010 and increased $3.3 million, or 11%, for the first six months of 2011 compared to the first six months of 2010. During second quarter 2011, NTELOS wireline expanded Metro Ethernet and IP-based services into 23 new market areas in West Virginia, Pennsylvania and Maryland. Wholesale revenues continued gains as cell sites with fiber to the cell increased by 18 during the quarter.

Growth from data products was mitigated by revenue decreases in competitive voice, long distance and other legacy products, though the accelerated rate of this voice customer churn in first quarter subsided. On a proforma basis, revenues from legacy products were down $2.0 million, or 11% and $4.0 million, or 10%, for the second quarter and the first six months of 2011, respectively, compared to the same periods last year. Adjusted EBITDA for Competitive Wireline was $15.6 million for the second quarter 2011, compared to $8.8 million in second quarter 2010 and $14.3 million proforma second quarter 2010. For the first six months of 2011, proforma adjusted EBITDA was $29.9 million, an 8% increase over $27.8 million proforma for the first six months of 2010.

•

RLEC: RLEC revenues for the second quarter of 2011 were $12.9 million and were down 4% from second quarter 2010 reflecting access revenue losses. It is expected that regulatory access rate resets will negatively impact RLEC revenues by approximately $1.3 million in the second half of 2011. RLEC adjusted EBITDA, with a margin of 75%, was $9.7 million for second quarter 2011, compared to $10.0 million in second quarter 2010.

“We continue to see a pick-up in orders for our enterprise data products and wireless carrier backhaul as we offer these services in FiberNet markets newly integrated into our network,” stated Hyde. “With these sales successes and diminishing losses from legacy lower-margin voice products, we are well positioned for significant data revenue growth in the Competitive segment later this year and in 2012.”

###

Business Outlook

The Company will provide 2011 financial guidance updates on the Second Quarter 2011 Earnings Conference Call scheduled for August 5, 2011 at 10:00 A.M. ET.

Statements made will be based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

Non-GAAP Measures

Adjusted EBITDA is defined as net income attributable to NTELOS Holdings Corp. before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, gain/loss on derivatives, net income attributable to noncontrolling interests, other expenses/income, equity based compensation charges, acquisition related charges, and costs related to the planned separation of the wireless and wireline companies.

ARPU, or average monthly revenues per subscriber/unit with service, is computed by dividing service revenues per period by the weighted average number of subscribers with service during that period. Please see the footnotes in the exhibits for a complete definition of this measure.

Adjusted EBITDA and ARPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. (NASDAQ: NTLS) is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Pennsylvania, Kentucky, Ohio, Maryland and North Carolina, including nationwide wireless voice and data services, local and long distance telephone, high capacity transport, networking and high-speed Broadband data services and IPTV-based video products. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: rapid development and intense competition in the telecommunications industry; our ability to successfully integrate the operations of the FiberNet business; the failure to realize synergies and cost savings from the acquisition of the FiberNet business or delay in realization thereof; adverse economic conditions; operating and financial restrictions imposed by our senior credit facility; our cash and capital requirements; declining prices for our services; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in our roaming rates and wireless handset subsidy costs; the potential for Sprint to build networks in our markets; federal and state regulatory fees, requirements and developments; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our reliance on certain suppliers and vendors; Failure to complete the business separation of the wireless and wireline operations in an orderly fashion as currently structured and other unforeseen difficulties that may occur. These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Forms 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Summary of Operating Results

•	Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Operating Income

•	Reconciliation of Operating Income to Adjusted EBITDA

•	Wireline Customers and Network Statistics

•	Wireless Customer Detail

•	Wireless Key Performance Indicators (KPI)

•	Wireless ARPU Reconciliation

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets

	June 30, 2011	December 31, 2010
(in thousands)

ASSETS
Current Assets
Cash	$12,834	$15,676
Restricted cash [1]	9,210	9,210
Accounts receivable, net	62,479	56,308
Inventories and supplies	8,556	7,120
Other receivables	5,322	2,398
Income tax receivable	1,115	11,008
Prepaid expenses and other	15,413	12,217

	114,929	113,937

Securities and investments	1,362	1,236

Property, plant and equipment, net	587,536	566,949

Other Assets
Goodwill	198,278	198,278
Franchise rights	32,000	32,000
Other intangibles, net	73,140	83,237
Radio spectrum licenses in service	115,449	115,449
Radio spectrum licenses not in service	16,863	16,859
Deferred charges and other assets	14,404	15,612

	450,134	461,435

Total Assets	$1,153,961	$1,143,557

LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt	$8,661	$8,567
Accounts payable	29,952	31,593
Dividends payable	11,799	11,749
Advance billings and customer deposits	23,462	23,304
Accrued compensation	6,722	8,792
Accrued interest	86	3,727
Income tax payable	967	—
Accrued operating taxes	4,924	3,168
Other accrued liabilities	6,819	6,986

	93,392	97,886

Long-Term Liabilities
Long-term debt	737,847	740,526
Other long-term liabilities	139,107	125,894

	876,954	866,420

Equity	183,615	179,251

Total Liabilities and Equity	$1,153,961	$1,143,557

[1]

During 2010, the Company received Federal stimulus awards, providing 50% funding, to bring broadband services and infrastructure to Alleghany County, Virginia and to provide wireless broadband service and infrastructure to Hagerstown, Maryland. The Company was required to deposit 100% of its portion for both grants ($9.2 million) into pledged accounts in advance of any reimbursements, to be drawn down ratably following reimbursement approvals.

NTELOS Holdings Corp.

Condensed Consolidated Statements of Operations

	Three months ended:		Six-months ended:
(in thousands, except per share amounts)	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Operating Revenues	$154,515	$132,322	$310,046	$269,873

Operating Expenses [1]

Cost of sales and services (exclusive of items shown separately below)	52,325	41,211	105,257	84,504

Customer operations	34,836	28,500	69,207	59,469

Corporate operations [2,3]	9,881	8,325	21,014	18,614

Depreciation and amortization	26,006	22,065	51,396	43,593

Accretion of asset retirement obligations	190	213	383	337

	123,238	100,314	247,257	206,517

Operating Income	31,277	32,008	62,789	63,356

Other Income (Expenses)
Interest expense	(8,372)	(10,024)	(19,378)	(20,114)
Loss on derivatives	(103)	—	(251)	—
Other (expense) income, net	(79)	(36)	(1,615)	31

	22,723	21,948	41,545	43,273

Income Tax Expense	9,487	8,567	17,063	17,162

Net Income	13,236	13,381	24,482	26,111

Net Income Attributable to Noncontrolling Interests	(468)	(559)	(925)	(778)

Net Income Attributable to NTELOS Holdings Corp.	$12,768	$12,822	$23,557	$25,333

Basic and Diluted Earnings per Common Share Attributable to NTELOS Holdings Corp. Stockholders:

Income per share - basic	$0.31	$0.31	$0.57	$0.61
Income per share - diluted	$0.30	$0.31	$0.56	$0.61

Weighted average shares outstanding - basic	41,555	41,313	41,501	41,265
Weighted average shares outstanding - diluted	42,132	41,686	42,063	41,614

Cash Dividends Declared per Share - Common Stock	$0.28	$0.28	$0.56	$0.56

Note: First six months of 2011 includes the operating results of FiberNet, acquired on December 1, 2010.

[1]

Includes equity based compensation charges related to all of the Company’s share-based awards and the Company’s 401(k) matching contributions of $1.8 million and $1.5 million for the second quarters of 2011 and 2010, respectively; and $3.6 million and $2.7 million for the six months ended June 30 of 2011 and 2010, respectively.

[2]

First quarter 2010 included a $0.9 million charge related to severance benefits pursuant to an executive employment agreement. Please see Form 8-K filed with the SEC on March 12, 2010 for additional information.

[3]

Second quarter 2011 includes $0.9 million of legal and consulting services costs in connection with plans to separate the wireless and wireline operations; for the six months ended June 30, 2011, these costs were $1.9 million.

NTELOS Holdings Corp.

Summary of Operating Results

(in thousands)	Three months ended:		Six months ended:
	June 30, 2010	June 30, 2011	June 30, 2010	June 30, 2011
Operating Revenues
Wireless PCS Operations	$99,603	$104,262	$203,648	$209,055
Subscriber Revenues	66,225	63,512	133,937	128,688
Wholesale/Roaming Revenues, net	28,028	34,032	56,347	66,405
Equipment Revenues	4,983	6,359	12,633	13,222
Other Revenues	367	359	731	740
Wireline Operations
Competitive Wireline	19,158	37,248	38,297	74,302
RLEC	13,427	12,912	27,662	26,497

Wireline Total	32,585	50,160	65,959	100,799

Other	134	93	266	192

	$132,322	$154,515	$269,873	$310,046

Operating Expenses
(before depreciation & amortization, asset impairment charges, accretion of asset retirement obligations, equity based compensation, acquisition related charges and costs related to the planned separation of the wireless and wireline companies, a non-GAAP Measure of operating expenses)

Wireless PCS Operations	$61,191	$68,321	$127,134	$136,421
Cost of Sales and Services
Cost of Sales - Equipment	6,069	8,310	14,376	16,997
Cost of Sales - Access & Other	9,420	8,585	18,614	17,039
Maintenance and Support	15,397	16,414	30,396	32,657
Customer Operations	24,433	28,681	51,216	56,922
Corporate Operations	5,872	6,331	12,532	12,806

Wireline Operations
Competitive Wireline	10,383	21,664	20,982	44,074
RLEC	3,400	3,257	7,600	6,896

Wireline Total	13,783	24,921	28,582	50,970

Other [1]	1,577	1,135	4,162	2,483

	$76,551	$94,377	$159,878	$189,874

Adjusted EBITDA (a non-GAAP Measure) [1]
Wireless PCS Operations	$38,412	$35,941	$76,514	$72,634

Wireline Operations
Competitive Wireline	8,775	15,584	17,315	30,228
RLEC	10,027	9,655	20,062	19,601

Wireline Total	18,802	25,239	37,377	49,829

Other [1]	(1,443)	(1,042)	(3,896)	(2,291)

	$55,771	$60,138	$109,995	$120,172

Capital Expenditures
Wireless PCS Operations	$9,877	$13,103	$20,085	$20,843

Wireline Operations
Competitive Wireline	6,569	16,799	17,090	27,624
RLEC	2,815	753	5,493	6,177

Wireline Total	9,384	17,552	22,583	33,801

Other	3,170	3,695	5,154	5,853

	$22,431	$34,350	$47,822	$60,497

Adjusted EBITDA less Capital Expenditures (a non-GAAP measure)

Wireless PCS Operations	$28,535	$22,838	$56,429	$51,791

Wireline Operations
Competitive Wireline	2,206	(1,215)	225	2,604
RLEC	7,212	8,902	14,569	13,424

Wireline Total	9,418	7,687	14,794	16,028

Other [1]	(4,613)	(4,737)	(9,050)	(8,144)

	$33,340	$25,788	$62,173	$59,675

[1]

First quarter 2010 includes a $0.9 million charge related to severance benefits pursuant to an executive employment agreement. Please see Form 8-K filed with the SEC on March 12, 2010 for additional information.

NTELOS Holdings Corp.

Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Operating Income
(in thousands)
	Three months ended:		Six months ended:
	June 30, 2010	June 30, 2011	June 30, 2010	June 30, 2011

Net income attributable to NTELOS Holdings Corp.	$12,822	$12,768	$25,333	$23,557
Net income attributable to noncontrolling interests	559	468	778	925

Net Income	13,381	13,236	26,111	24,482

Interest expense	10,024	8,372	20,114	19,378
Loss on derivatives	—	103	—	251
Income taxes	8,567	9,487	17,162	17,063
Other expense (income)	36	79	(31)	1,615

Operating income	$32,008	$31,277	$63,356	$62,789

Wireless	$23,503	$21,298	$47,142	$43,326
Competitive Wireline	4,748	7,996	9,476	15,108
RLEC	6,357	6,055	12,807	12,333
Other	(2,600)	(4,072)	(6,069)	(7,978)

Operating income	$32,008	$31,277	$63,356	$62,789

NTELOS Holding Corp.

Reconciliation of Operating Income to Adjusted EBITDA

(dollars in thousands)	2010					2011
	Wireless	Competitive				Wireless	Competitive
	PCS	Wireline	RLEC	Other	Total	PCS	Wireline	RLEC	Other	Total
For The Three Months Ended June 30
Operating Income	$23,503	$4,748	$6,357	$(2,600)	$32,008	$21,298	$7,996	$6,055	$(4,072)	$31,277
Depreciation and amortization	14,543	3,996	3,573	(47)	22,065	14,294	7,486	3,500	726	26,006

Sub-total:	38,046	8,744	9,930	(2,647)	54,073	35,592	15,482	9,555	(3,346)	57,283

Accretion of asset retirement obligations	194	13	6	—	213	162	21	6	1	190
Equity-based compensation	172	18	91	1,204	1,485	187	80	94	1,390	1,751
Acquisition related charges [1]	—	—	—	—	—	—	1	—	38	39
Proposed business separation charges [2]	—	—	—	—	—	—	—	—	875	875

Adjusted EBITDA	$38,412	$8,775	$10,027	$(1,443)	$55,771	$35,941	$15,584	$9,655	$(1,042)	$60,138

Adjusted EBITDA Margin	38.6%	45.8%	74.7%	NM	42.1%	34.5%	41.8%	74.8%	NM	38.9%

For The Six Months Ended June 30
Operating Income	$47,142	$9,476	$12,807	$(6,069)	$63,356	$43,326	$15,108	$12,333	$(7,978)	$62,789
Depreciation and amortization	28,633	7,859	7,061	40	43,593	28,591	14,921	7,058	826	51,396

Sub-total:	75,775	17,335	19,868	(6,029)	106,949	71,917	30,029	19,391	(7,152)	114,185

Accretion of asset retirement obligations	382	(56)	11	—	337	327	43	12	1	383
Equity-based compensation	357	36	183	2,133	2,709	390	141	198	2,846	3,575
Acquisition related charges [1]	—	—	—	—	—	—	15	—	65	80
Proposed business separation charges [2]	—	—	—	—	—	—	—	—	1,949	1,949

Adjusted EBITDA	$76,514	$17,315	$20,062	$(3,896)	$109,995	$72,634	$30,228	$19,601	$(2,291)	$120,172

Adjusted EBITDA Margin	37.6%	45.2%	72.5%	NM	40.8%	34.7%	40.7%	74.0%	NM	38.8%

[1]	Acquisition related charges represent legal and professional fees related to the acquisition of FiberNet that closed on December 1, 2010.
[2]	Charges for legal and consulting services costs in connection with plans to separate the wireless and wireline operations.

NTELOS Holdings Corp.

Wireline Customers and Network Statistics

Quarter Ended:	6/30/2010	9/30/2010	12/31/2010	3/31/2011	6/30/2011
RLEC Total Access Lines	37,075	36,233	35,422	34,920	34,489
Competitive voice connections [1]	49,357	49,474	134,071	129,734	127,561
RLEC Broadband Customers [2]	14,706	14,728	14,706	14,643	14,542
Total Broadband Connections [2]	24,802	25,302	32,994	33,453	33,774
Video Subscribers	2,345	2,669	2,849	2,997	3,152

On-Network Buildings [3]	687	705	752	830	903
Fiber-Fed Cell Sites [3]	57	63	71	91	109
Co-Locations [3]	89	91	92	93	95
Long-Haul Fiber Miles	4,786	4,940	4,941	5,767	5,788

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes customers or customer equivalents for DSL, dedicated Internet access, wireless portable broadband, broadband over fiber and metro Ethernet. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive Wireline segment.

[3]	Includes statistics for NTELOS only, excluding FiberNet.

NTELOS Holdings Corp.

Wireless Customer Detail

						Six months ended:
Quarter Ended:	6/30/2010	9/30/2010	12/31/2010	3/31/2011	6/30/2011	6/30/2010	6/30/2011
Total Wireless Subscribers
Beginning Subscribers	445,277	439,348	433,698	432,433	429,510	438,529	432,433
Prepay	142,427	136,289	128,018	125,664	127,854	131,783	125,664
Postpay	302,850	303,059	305,680	306,769	301,656	306,746	306,769

Gross Additions	33,477	38,935	44,188	42,852	37,113	81,524	79,965
Prepay	16,825	17,484	22,899	24,992	19,193	47,887	44,185
Postpay	16,652	21,451	21,289	17,860	17,920	33,637	35,780

Disconnections	39,406	44,585	45,453	45,775	41,827	80,705	87,602
Prepay	22,760	25,539	25,194	23,071	24,471	42,982	47,542
Postpay	16,646	19,046	20,259	22,704	17,356	37,723	40,060

Net Additions (Losses)	(5,929)	(5,650)	(1,265)	(2,923)	(4,714)	819	(7,637)
Prepay	(5,935)	(8,055)	(2,295)	1,921	(5,278)	4,905	(3,357)
Postpay	6	2,405	1,030	(4,844)	564	(4,086)	(4,280)

Ending Subscribers	439,348	433,698	432,433	429,510	424,796	439,348	424,796
Prepay	136,289	128,018	125,664	127,854	122,771	136,289	122,771
Postpay	303,059	305,680	306,769	301,656	302,025	303,059	302,025

NTELOS Holdings Corp.

Wireless Key Performance Indicators

	Three months ended:		Six months ended:
	June 30, 2010	June 30, 2011	June 30, 2010	June 30, 2011

Average Subscribers (weighted monthly)	442,968	425,940	442,374	428,624

Gross Subscriber Revenues ($000)	$66,357	$63,842	$134,284	$129,571
Revenue Accruals & Deferrals	(63)	(233)	(201)	(657)
Eliminations & Other Adjustments	(69)	(97)	(146)	(226)

Net Subscriber Revenues ($000)	$66,225	$63,512	$133,937	$128,688

Average Monthly Revenue per Subscriber/Unit (ARPU) [1]	$49.93	$49.96	$50.59	$50.38

Average Monthly Revenue per Postpay Subscriber/Unit (ARPU) [1]	$56.35	$56.90	$56.32	$57.16

Average Monthly Data Revenue per Subscriber/Unit (ARPU) [1]	$11.53	$15.46	$11.18	$14.99

Average Monthly Data Revenue per Postpay Subscriber/Unit (ARPU) [1]	$13.23	$16.36	$12.53	$15.90

Strategic Network Alliance Revenues ($000)
Home Voice	$14,430	$16,777	$28,866	$33,191
Travel Voice	4,322	4,901	8,561	9,541

Total Voice	18,752	21,678	37,427	42,732

Home Data	3,738	4,696	7,106	9,291
Travel Data	2,003	6,287	3,806	11,682

Total Data	5,741	10,983	10,912	20,973

Revenue Minimum Adjustment	2,569	—	5,784	—

Total	$27,062	$32,661	$54,123	$63,705

Monthly Postpay Subscriber Churn	1.8%	1.9%	2.2%	2.2%

Monthly Blended Subscriber Churn	3.0%	3.3%	3.1%	3.4%

Total Cell Sites (period ending)	1,287	1,326

EV-DO Rev. A Cell Sites (period ending; sub-set of Total Cell Sites above)	1,071	1,142

Cell Sites under the Strategic Network Alliance Agreement (period ending; sub-set of Total Cell Sites above)	764	778

[1]

Average monthly revenues per subscriber/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

NTELOS Holdings Corp.

Wireless ARPU Reconciliation

	Three months ended:		Six months ended:
	June 30, 2010	June 30, 2011	June 30, 2010	June 30, 2011
Average Revenue per Handset/Unit (ARPU) [1]
(amounts in thousands except for subscribers and ARPU)

Operating Revenues	$132,322	$154,515	$269,873	$310,046
Less: Wireline and other operating revenue	(32,719)	(50,253)	(66,225)	(100,991)

Wireless communications revenue	99,603	104,262	203,648	209,055
Less: Equipment revenue from sales to new customers	(1,526)	(1,826)	(4,601)	(3,930)
Less: Equipment revenue from sales to existing customers	(3,457)	(4,533)	(8,032)	(9,292)
Less: Wholesale revenue	(28,028)	(34,032)	(56,347)	(66,405)
Plus (Less): Other revenues, eliminations and adjustments	(235)	(29)	(384)	143

Wireless gross subscriber revenue	$66,357	$63,842	$134,284	$129,571

Less: Paid in advance subscriber revenue	(15,392)	(12,268)	(31,653)	(25,224)
(Less) Plus: Adjustments	154	(242)	(60)	(636)

Wireless gross postpay subscriber revenue	$51,119	$51,332	$102,571	$103,711

Average subscribers	442,968	425,940	442,374	428,624

Total ARPU	$49.93	$49.96	$50.59	$50.38

Average postpay subscribers	302,389	300,705	303,529	302,403

Postpay ARPU	$56.35	$56.90	$56.32	$57.16

Wireless gross subscriber revenue	$66,357	$63,842	$134,284	$129,571
Less: Wireless voice and other feature revenue	(51,037)	(44,092)	(104,610)	(91,013)

Wireless data revenue	$15,320	$19,750	$29,674	$38,558

Average subscribers	442,968	425,940	442,374	428,624

Total Data ARPU	$11.53	$15.46	$11.18	$14.99

Wireless gross postpay subscriber revenue	$51,119	$51,332	$102,571	$103,711
Less: Wireless postpay voice and other feature revenue	(39,113)	(36,575)	(79,743)	(74,862)

Wireless postpay data revenue	$12,006	$14,757	$22,828	$28,849

Average postpay subscribers	302,389	300,705	303,529	302,403

Postpay data ARPU	$13.23	$16.36	$12.53	$15.90

[1]

Average monthly revenues per subscriber/unit with service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of subscribers with service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.